Exhibit 5.1

Goodwin Procter LLP 601 Marshall St. Redwood City, CA 94063 goodwinlaw.com +1 650 752 3100
May 20, 2026
Rocket Lab Corporation
3881 McGowen Street
Long Beach, CA 90808

Re:	Securities Registered under Registration Statement on Form S-3ASR
We have acted as counsel to you in connection with the Registration Statement on Form S-3ASR (File No. 333-285707) filed on March 11, 2025 by Rocket Lab USA, Inc. (the “Predecessor”) and Post-Effective Amendment No. 1 to such Registration Statement on Form S-3ASR filed on May 27, 2025 (as amended or supplemented, the “Registration Statement”) by Rocket Lab Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which became effective upon its filing. The Company became the successor to the Predecessor on May 23, 2025 for purposes of Rule 414 under the Securities Act as a result of the merger of the Predecessor with the Company’s wholly-owned subsidiary, Rocket Lab Merger Sub, Inc., a Delaware corporation, with the Predecessor being the surviving corporation. Reference is made to our opinion letter dated March 11, 2025 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on May 20, 2026 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $3,000,000,000 in shares (the “Registered Shares”) of Common Stock, $0.0001 par value per share (the “Common Stock”), covered by the Registration Statement. The Registered Shares are being offered and sold by the sales agents or forward sellers, as the case may be, named in, and pursuant to, an equity distribution agreement among the Company and such agents (the “Distribution Agreement”). Pursuant to the Distribution Agreement, the Registered Shares may consist of (i) shares of Common Stock sold by the Company to or through the sales agents (the “Issuance Shares”) and (ii) shares of Common Stock borrowed by the forward purchasers (or their affiliates) from third parties and sold by the forward sellers in connection with one or more initially-priced forward stock purchase transactions with any of the forward purchasers (an “Initially-Priced Forward Transaction”) or one or more collared forward stock purchase transactions with the forward purchasers (a “Collared Forward Transaction”, and each of an Initially-Priced Forward Transaction and a Collared Forward Transaction, collectively, a “Forward”). Each Forward is to be governed by the terms of the applicable Confirmation and related supplemental Confirmation entered into for each Forward in accordance with the terms of the Distribution Agreement pursuant to which the relevant forward purchaser will agree to purchase from the Company (subject to the Company’s right to elect cash settlement or net share settlement), up to the maximum number of shares of Common Stock that may be sold in accordance with the Distribution Agreement and in connection with such Confirmation (the “Forward Settlement Shares” and, together with the Issuance Shares, the “Shares”), subject to adjustment as set forth therein, for a purchase price determined in accordance with the applicable Confirmation, less certain commissions and subject to certain adjustments set forth therein.
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.
For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors prior to the date hereof (the “Minimum Price”) and that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the aggregate of (i) the maximum number of then unissued Issuance Shares that may be issued for the Minimum Price plus (ii) the number of Forward Settlement Shares subject to the Forwards that have not then settled.

The opinion set forth below is limited to the Delaware General Corporation Law.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Distribution Agreement and/or a Confirmation, as applicable, and in exchange for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors or a duly authorized committee thereof (or in net share settlement thereof), will be validly issued, fully paid and nonassessable.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to our firm in that report. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP